Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-36854, 033-88962, 333-159332 and 333-207180) pertaining to the Comstock Resources, Inc. 2009 Long-term Incentive Plan Amended and Restated Effective as of May 7, 2015 of our report dated February 26, 2016 (except for Notes 1, 6, 7 and 11 as to the effect of the reverse stock split, as to which the date is August 1, 2016), with respect to the consolidated financial statements of Comstock Resources, Inc., included in this Current Report (Form 8-K) dated August 1, 2016.

/s/ Ernst & Young LLP

Dallas, Texas

August 1, 2016